Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:                                  Barbara Brungess

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS $0.69 IN DILUTED EPS FROM CONTINUING OPERATIONS, A 13% PERCENT INCREASE, AND REVENUE OF $21.5 BILLION FOR THE DECEMBER QUARTER

Company Reaffirms Fiscal Year 2013 EPS Guidance Range of $3.06 to $3.16

VALLEY FORGE, PA, January 24, 2013 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2013 first quarter, ended December 31, 2012, diluted earnings per share from continuing operations were $0.69, a 13 percent increase.  Revenue in the quarter was $21.5 billion, up 6 percent.  The Company also reaffirmed its expectations for fiscal year 2013 diluted earnings per share from continuing operations in the range of $3.06 to $3.16.  All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal First Quarter Highlights

•                  Revenue of $21.5 billion, up 5.7 percent.

•                  Diluted earnings per share from continuing operations of $0.69, a 13.1 percent increase.

•                  Gross profit of $671.9 million, up 15.1 percent.

•                  Operating income of $287.3 million, up 2.1 percent.

•                  Share repurchases of $284.7 million.

“We are off to a solid start in our fiscal year 2013, with December quarter results in line with our expectations,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “During the quarter, we successfully implemented our previously announced new contract with our largest customer, and we continued to make progress on the integration of World Courier.  As we look ahead, we are well positioned to meet our objectives for the year and to continue to have significant financial flexibility.”

Summary of Quarterly Results

•                  Revenue:  Revenue was $21.5 billion in the first quarter of fiscal 2013, a 5.7 percent increase over the same quarter in the previous fiscal year, driven by a 4.8 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 9.6 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2013 first quarter was $671.9 million, a 15.1 percent increase over the year-ago same period driven primarily by contributions from the recent addition of World Courier, and a $12.3 million gain from antitrust litigation settlements.  Gross profit as a percentage of revenue was 3.13 percent, a 26 basis point improvement over the same period in the previous year.

•                  Operating Expenses:  For the first quarter of fiscal 2013, operating expenses were $384.7 million compared with $302.5 million in the prior fiscal year’s first quarter, a 27.2 percent increase.  The increase in operating expenses was due to the operating expenses of acquisitions completed in fiscal 2012, and increased depreciation and amortization costs.  Compared to the prior year, operating expenses as a percentage of revenue in the fiscal first quarter of 2013 were up 30 basis points to 1.79 percent.

•                  Operating Income:  In the fiscal 2013 first quarter, operating income increased 2.1 percent to $287.3 million, due to the increase in gross profit, which was largely offset by the increase in operating expenses.  Operating income as a percentage of revenue decreased 5 basis points to 1.34 percent in the period compared with the previous year’s first quarter.

•                  Tax Rate:  The effective tax rate for the first quarter of fiscal 2013 was 39.6 percent, compared to 38.2 percent in the previous fiscal year’s first quarter.  Going forward, we expect our annualized effective tax rate to be approximately 39.5 percent.

•                  Earnings Per Share:  Diluted earnings per share from continuing operations were up 13.1 percent to $0.69 in the first quarter of fiscal 2013 compared to $0.61 in the previous fiscal year’s first quarter.  Earnings per share growth exceeded the 1.4 percent growth in income from continuing operations due to the 10.3 percent reduction in diluted average shares outstanding.

•                  Shares Outstanding:  Diluted average shares outstanding for the first quarter of fiscal year 2013 were 236.0 million, down 27.1 million shares from the previous fiscal year’s first quarter due primarily to share repurchases, net of option exercises over the last twelve months.

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Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services (ABCS) and World Courier.  The results of operations from AndersonBrecon are reported as income from discontinued operations.

Pharmaceutical Distribution Segment

In the first fiscal quarter of 2013, Pharmaceutical Distribution revenues were $21.1 billion, an increase of 5 percent compared to the same quarter in the prior year.  ABDC revenues increased 5 percent, due primarily to an increase in sales volume resulting from the implementation of our new contract with our largest customer, offset in part by the loss of a food and drug retail group purchasing organization customer.  ABSG revenues increased 10 percent, which was driven by strong performance in our third party logistics, blood products, vaccine, and physician office distribution businesses.

Operating income of $268.6 million in the December quarter of fiscal 2013 decreased 2 percent compared to the same period in the previous year driven by a 10 basis point decline in operating margin due to decreased contributions from generic conversions, customer mix shift towards lower margin business in ABDC, and disappointing performance in our Canadian distribution business, all of which was offset in part by strong growth in certain of our higher margin specialty distribution businesses.

Other

Revenues included in Other were $427.9 million in the first quarter of fiscal 2013, including significant contributions from recent acquisitions:  World Courier which was not included in the same quarter in the previous year; and TheraCom, which anniversaried on November 1, 2012.  Gross profit and operating expenses also increased significantly compared to the prior year due to the inclusion of operating results from the acquisitions completed during fiscal 2012.  Operating income increased significantly to $20.6 million in the first quarter of fiscal 2013, due to the recent acquisitions and strong performance in our consulting business.

Fiscal Year 2013 Expectations

“Looking ahead, the Company continues to expect diluted earnings per share from continuing operations in fiscal year 2013 to be in the range of $3.06 to $3.16,” said Steven H.

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Collis, AmerisourceBergen President and Chief Executive Officer.  “Key assumptions supporting that range are:  revenue growth in the 6 percent to 9 percent range; operating income growth in the 3 percent to 5 percent range; an operating margin decline in the high single to low double-digit basis points range; and free cash flow in the range of $750 million to $850 million, which includes capital expenditures in the $180 million range.  Subject to market conditions, we expect to spend approximately $400 million to repurchase our common shares in fiscal year 2013.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 24, 2013.  Participating in the conference call will be:  Steven H. Collis, President and Chief Executive Officer; and Tim G. Guttman, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:  The dial-in number for the live call will be (612) 332-0802.  No access code is needed.

To access the live webcast:

Go to the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. January 24, 2013 until 11:59 p.m. January 31, 2013.  The Webcast replay will be available for 30 days.

To access the telephone replay from within the US, dial 800-475-6701.  From outside the US, dial 320-365-3844.  The access code for the replay is 277342.

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With over $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

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Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$21,466,314	100.00%	$20,311,922	100.00%	5.7%

Cost of goods sold	20,794,390		19,728,005		5.4%

Gross profit (1)	671,924	3.13%	583,917	2.87%	15.1%

Operating expenses:
Distribution, selling and administrative	342,213	1.59%	268,893	1.32%	27.3%
Depreciation and amortization	40,523	0.19%	30,046	0.15%	34.9%
Employee severance, litigation and other (2)	1,929	0.01%	3,559	0.02%	-45.8%
Total operating expenses	384,665	1.79%	302,498	1.49%	27.2%

Operating income	287,259	1.34%	281,419	1.39%	2.1%

Other income	(23)	—%	(1)	—%

Interest expense, net	18,698	0.09%	22,576	0.11%	-17.2%

Income from continuing operations before income taxes	268,584	1.25%	258,844	1.27%	3.8%

Income taxes	106,359	0.50%	98,887	0.49%	7.6%

Income from continuing operations	162,225	0.76%	159,957	0.79%	1.4%

Income from discontinued operations, net of income taxes	6,386		2,159		195.8%

Net income	$168,611	0.79%	$162,116	0.80%	4.0%

Basic earnings per share:
Continuing operations	$0.70		$0.62		12.9%
Discontinued operations	0.03		0.01
Total	$0.73		$0.63		15.9%

Diluted earnings per share:
Continuing operations	$0.69		$0.61		13.1%
Discontinued operations	0.03		0.01
Rounding	(0.01)		—
Total	$0.71		$0.62		14.5%

Weighted average common shares outstanding:
Basic	232,361		258,461
Diluted (3)	235,992		263,084		-10.3%

(1)   Includes a $12.3 million gain from antitrust litigation settlements in the three months ended December 31, 2012.

(2)   Includes $1.4 million of employee severance and other restructuring costs and $0.5 million of acquisition costs related to business combinations in the three months ended December 31, 2012.  Includes $3.6M of acquisition costs related to business combinations in the three months ended December 31, 2011.

(3)   Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,
	2012	2012
ASSETS

Current assets:
Cash and cash equivalents	$417,404	$1,066,608
Accounts receivable, net	4,361,266	3,938,597
Merchandise inventories	5,965,563	5,689,147
Prepaid expenses and other	54,318	73,811
Assets held for sale	223,648	218,988
Total current assets	11,022,199	10,987,151

Property and equipment, net	800,340	780,013
Other long-term assets	3,672,993	3,676,962

Total assets	$15,495,532	$15,444,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,879,850	$9,630,110
Other current liabilities	1,504,432	1,535,534
Liabilities held for sale	51,455	48,838
Total current liabilities	11,435,737	11,214,482

Long-term debt	1,396,107	1,446,770

Other long-term liabilities	326,453	326,162

Stockholders’ equity	2,337,235	2,456,712

Total liabilities and stockholders’ equity	$15,495,532	$15,444,126

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2012	2011

Operating Activities:
Net income	$168,611	$162,116
Income from discontinued operations	(6,386)	(2,159)
Income from continuing operations	162,225	159,957
Adjustments to reconcile income from continuing operations to net cash (used in) provided by operating activities	68,109	53,142
Changes in operating assets and liabilities	(481,659)	205,931
Net cash (used in) provided by operating activities - continuing operations	(251,325)	419,030
Net cash provided by operating activities - discontinued operations	9,618	12,673
Net cash (used in) provided by operating activities	(241,707)	431,703

Investing Activities:
Capital expenditures	(56,543)	(45,531)
Cost of acquired companies, net of cash acquired	—	(250,501)
Other	23	—
Net cash used in investing activities - continuing operations	(56,520)	(296,032)
Net cash used in investing activities - discontinued operations	(4,859)	(2,607)
Net cash used in investing activities	(61,379)	(298,639)

Financing Activities:
Net (repayments) borrowings	(50,492)	563,116
Purchases of common stock	(284,691)	(128,042)
Exercises of stock options	39,750	16,450
Cash dividends on common stock	(49,595)	(33,708)
Debt issuance costs and other	(1,090)	(6,535)
Net cash (used in) provided by financing activities - continuing operations	(346,118)	411,281
Net cash used in financing activities - discontinued operations	—	—
Net cash (used in) provided by financing activities	(346,118)	411,281

(Decrease) increase in cash and cash equivalents	(649,204)	544,345

Cash and cash equivalents at beginning of period	1,066,608	1,825,990

Cash and cash equivalents at end of period	$417,404	$2,370,335

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Revenue	2012	2011	% Change

Pharmaceutical Distribution	$21,082,711	$20,134,050	5%
Other (1)	427,890	209,325	104%
Intersegment eliminations	(44,287)	(31,453)	41%

Revenue	$21,466,314	$20,311,922	6%

	Three Months Ended December 31,
Operating Income	2012	2011	% Change

Pharmaceutical Distribution	$268,629	$275,372	-2%
Other (1)	20,559	9,606	114%
Employee severance, litigation and other	(1,929)	(3,559)	-46%

Operating income	$287,259	$281,419	2%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.65%	2.74%
Operating expenses	1.37%	1.38%
Operating income	1.27%	1.37%

Other (1)
Gross profit	26.55%	14.93%
Operating expenses	21.75%	10.34%
Operating income	4.80%	4.59%

AmerisourceBergen Corporation
Gross profit	3.13%	2.87%
Operating expenses	1.79%	1.49%
Operating income	1.34%	1.39%

(1) Other for the three months ended December 31, 2012 is comprised of the AmerisourceBergen Consulting Services (“ABCS”) operating segment and the World Courier Group, Inc. operating segment.  Other for the three months ended December 31, 2011 is comprised solely of the ABCS operating segment.